EXHIBIT 3.1



                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             RAVENSWOOD WINERY, INC.






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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             RAVENSWOOD WINERY, INC.


         The undersigned certify that:

         1. They are the President and Secretary, respectively, of Ravenswood Winery, Inc., a California corporation (the "Corporation").

         2. The Articles of Incorporation of the Corporation are amended and restated to read in their entirety as follows:

                  FIRST:  The name of the Corporation is Ravenswood Winery, Inc.

                  SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                  THIRD:

                  (a) The  Corporation  is  authorized  to issue two  classes of stock, to be designated, respectively, Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation shall have the authority to issue is twenty-one million (21,000,000). The total number of shares of Preferred Stock the Corporation shall have the authority to issue is one million (1,000,000). The total number of shares of Common Stock the Corporation shall have the authority to issue is twenty million (20,000,000). Upon the amendment of this article, each outstanding share is split into sixty-three (63) shares.

                  (b) The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers (other than as prescribed by law), and such designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the California Corporations Code. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issue of shares of that series (but not below the number of shares of such series then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall again be authorized for issuance as Preferred Stock.

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                  (c) Except to the  extent  required  by  applicable  law,  the
Corporation will not issue fractional shares of stock, either originally or upon
transfer,   including   issuances   required   in   connection   with   mergers,
reorganizations or reclassifications or the exercise of option, warrant, conversion or similar rights. In connection with any issuance of shares which, in the absence of the foregoing provision, would require the issuance of fractional shares, the Corporation shall pay in cash to those entitled thereto the fair value of the fractional shares they would otherwise have received.

                  FOURTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the shareholders. The grant of such power to the Board of Directors, however, shall not divest the shareholders of, nor limit, their power to adopt, amend, repeal or otherwise alter the Bylaws; provided that any action by the shareholders to adopt, amend, repeal or otherwise alter the Bylaws shall not be effective except upon the affirmative vote of not less than two-thirds of the shares of the Corporation then issued and outstanding which have the right to vote on the matter. Any amendment of this Article Fourth shall require the approval by the affirmative vote of not less than two-thirds of the shares of the Corporation then issued and outstanding which have the right to vote on the matter.

                  FIFTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                  SIXTH: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the
California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

                  SEVENTH: Effective on the date that the Corporation first becomes required to file periodical and other reports pursuant to Section 13 of the Securities Exchange Act of 1934, and with respect to any actions to be taken thereafter, any action required or permitted to be taken by shareholders of the Corporation must be taken at a duly called annual meeting or a duly called special meeting of shareholders of the Corporation, and no action may be taken by the written consent of the shareholders. Any amendment of this Article Seventh shall require the approval by the affirmative vote of not less than two-thirds of the shares of the Corporation then issued and outstanding which have the right to vote on the matter.

         3.  The  foregoing   amendment  and  restatement  of  the  Articles  of
Incorporation has been duly approved by the Board of Directors.

         4.  The  foregoing   amendment  and  restatement  of  the  Articles  of
Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total outstanding shares of the Corporation are 3,550,852 shares of Common Stock, all of which were entitled to vote with respect to the present



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amendment and restatement of the Articles of Incorporation. The affirmative vote of more than 50% of the Common Stock was required for approval of the amendment and restatement of the Articles of Incorporation. In accordance with Section 903(a)(1) of the California Corporations Code, in excess of 50% of the Common Stock voted in favor of the amendment and restatement of the Articles of Incorporation.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  February 1, 1999


                           /s/ Joel E. Peterson
                           -----------------------------------------------------
                           Joel E. Peterson, President


                           /s/ Justin M. Faggioli
                           -----------------------------------------------------
                           Justin M. Faggioli, Secretary



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